POLYAIR INTER PACK INC.





                             INSIDER TRADING POLICY



                                JANUARY 23, 2005




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                         POLYAIR Insider Trading Policy


1.       INTRODUCTION

         Polyair Inter Pack Inc. as a public company has internal guidelines to control transactions involving its securities by all POLYAIR team members to ensure POLYAIR team members are aware of and comply with their legal obligations and POLYAIR policy with respect to "insider trading" and "tipping". "POLYAIR" or the "Company", as used in this policy, means Polyair Inter Pack Inc. and its Subsidiaries.

         We expect every POLYAIR team member to fully comply with all applicable legal requirements and this Policy. The objectives of this Policy are to:

          - educate POLYAIR team members about their legal obligations with respect to insider trading and tipping; and

          - foster and facilitate compliance with applicable laws to prevent transactions by POLYAIR team members that would not be in full compliance with the legal requirements.

1.1      Scope of this Policy

         This Policy applies to all POLYAIR team members.

2.       LEGAL BACKGROUND

2.1      Insider Trading

         (a) Securities legislation prohibits anyone in a "special relationship" with POLYAIR (as defined in section 2.3 below) from trading in POLYAIR securities with knowledge of a material fact or material change (as defined in section 2.3 below) that has not been generally disclosed. This prohibited activity is commonly known as "insider trading".

         (b) Securities legislation also prohibits anyone in a "special relationship" with POLYAIR from trading in the securities of any public company other than POLYAIR when he or she has knowledge of a material fact or material change regarding that other public company which has not been generally disclosed and which knowledge was gained:

          -    during the course of his or her work at POLYAIR,

          - because he or she is in a "special relationship" with that other public company; or

          - because he or she was "tipped" by another person who was in a "special relationship" with that other public company.

2.2      Tipping

         Securities legislation prohibits a public company or any person in a "special relationship" with a public company from informing any other person, other than in the "necessary course of business", of a material fact or material change before the material fact or material change has been generally disclosed. This prohibited activity is commonly known as "tipping." Both the person who provides the information and the person who receives the information could be liable under securities laws if the person who receives the information trades in securities.

2.3      Definitions

         (a) "material change": in relation to the affairs of any Reporting Issuer, means a change in the business, operations, assets or ownership of that Reporting Issuer that would reasonably be expected to have a significant effect on the market price or value of any of the securities of that Reporting Issuer, or a decision to implement such a change made by: (a) senior management of that Reporting Issuer who believe that confirmation of the decision by the board of directors of that Reporting Issuer is probable; or (b) the board of directors of that Reporting Issuer.

         (b) "material fact": in relation to securities issued or proposed to be issued by any Reporting Issuer, means a fact that would reasonably be expected to have a significant effect on the market price or value of such securities.

         (c) "Material Information": means any information relating to the business and affairs of any Reporting Issuer, that results in, or would reasonably be expected to result in a significant change in the market price or value of any of the listed securities of that Reporting Issuer. Material Information includes both material changes and material facts. (See attached Schedule A for examples of potential Material Information.)

         (d) "Reporting Issuers": refers to Polyair Inter Pack Inc. and any Subsidiary of Polyair Inter Pack Inc. which is a reporting issuer, as that term is defined under Canadian securities laws, from time to time.

         (e) "special relationship": for the purpose of this Policy, a person is in a special relationship with POLYAIR if the person:

                  (i) is a POLYAIR team member; or

                  (ii) is engaging in or is proposing to engage in any business or professional activity with or on behalf of anyone of the Reporting Issuers or Subsidiaries, and includes, without limitation, a consultant.

         (f) "Subsidiary" means an affiliated body corporate as defined pursuant to the Business Corporations Act (Ontario), as amended from time to time, and any partnership or other unincorporated association in which Polyair Inter Pack Inc. or any of its affiliated bodies corporate (as so defined) has a controlling interest.

         (g) "POLYAIR team member": refers to each director, officer, employee of Polyair Inter Pack Inc. or any of its Subsidiaries.

3.       OBLIGATIONS

3.1      Obligations for all POLYAIR team members

         (a) POLYAIR team members cannot trade in securities of a Reporting Issuer while in possession of Material Information with respect to that Reporting Issuer which has not yet been generally disclosed.

         (b) POLYAIR team members cannot trade in securities of one of the Reporting Issuers while in possession of Material Information with respect to another Reporting Issuer which has not yet been generally disclosed and which also constitutes Material Information with respect to the first Reporting Issuer.

         (c) POLYAIR team members cannot trade in the securities of another public company while in possession of Material Information regarding that public company which knowledge was gained during the course of their work at POLYAIR, if the Material Information has not been generally disclosed to the public.

         (d) POLYAIR team members cannot inform other people of Material Information regarding POLYAIR before that Material Information has been generally disclosed, unless the POLYAIR team member discloses that Material Information in the "necessary course of business".

         (e) POLYAIR team members cannot inform other people of Material Information regarding a public company where they have gained knowledge of Material Information regarding that public company in the course of their work at POLYAIR before that Material Information has been generally disclosed, unless the POLYAIR team member discloses that Material Information in the "necessary course of business".

         In addition, Insiders (as defined in section 3.2(a) below) and Vice-Presidents of POLYAIR cannot engage in the short selling of, or trading in puts, calls or options in respect of the securities of POLYAIR.

         The "necessary course of business" exception is a limited one and exists so as not to unduly interfere with a company's ordinary business activities. The exception could cover communications that are required to be made to further the business purposes of POLYAIR with:

          - vendors, suppliers or strategic partners on issues such as sales and marketing and supply contracts;

          -    employees, officers and board members;

          - lenders, legal counsel and underwriters, auditors and other professional advisors to a company;

          -    parties to negotiations;

          -    credit rating agencies;

          -    labour unions and industry associations; or

          -    government agencies.

         Generally, only POLYAIR team members who are officers of POLYAIR have authority to disclose the Company's Material Information.

3.2      Additional Obligations

         Additional obligations are imposed on POLYAIR team members if they are "Insiders" or if they are subject to either regularly scheduled blackout periods or discretionary blackout periods ("Blacked-out Employees").

         (a)      Insiders

                  (i) Under securities laws and POLYAIR policy, certain POLYAIR team members are deemed to be "Insiders" of POLYAIR and certain of its Subsidiaries and are required to file a report (the "Insider Report") with securities regulators any time they trade in shares, debt securities, options (including the grant and exercise of options) of the Company, including certain derivative based transactions and equity monetization transactions related thereto. Examples of such derivative based transactions include total return swaps and credit default swaps. Insiders must file an Insider Report electronically through the "System for Electronic Disclosure by Insiders" ("SEDI") within 10 days after each trade.

                           Furthermore, Insiders must give the Corporate Secretary prior notice any time they wish to trade in any of the securities of POLYAIR.

                  (ii) The following are Insiders of Polyair Inter Pack Inc.:

          -    directors and officers of Polyair Inter Pack Inc.

          -    directors and officers of all  subsidiaries of Polyair Inter Pack
               Inc.

         Securities legislation provides some exemptions from filing insider reports. Please contact the Corporate Secretary for further information on exemptions.

         (b)      Blacked-out Employees

                  (i) POLYAIR team members are "Blacked-out Employees" if they:

          - are subject to regularly scheduled blackout periods. Regularly scheduled blackout periods begin on the earlier of (i) the thirty-first (31st) calendar day following each general disclosure by POLYAIR of its annual or quarterly financial results (a "General Disclosure") and (ii) the first day of POLYAIR'S financial quarter which next follows a General Disclosure, and end on the second business day following the next occurring General Disclosure by POLYAIR.

          - All Insiders and Vice Presidents are automatically considered "Blacked-out Employees" and subject to regularly scheduled blackout periods. Other POLYAIR team members who are designated "Blacked-out Employees" and subject to regularly scheduled blackout periods receive notice of that fact.

          - have received notice that they are subject to a discretionary blackout period. From time to time, in addition to the regular
               blackout  periods   provided  in  the  clause  above,   following
               consultation with the Chief Financial Officer, the Corporate Secretary and POLYAIR's legal counsel, the President may impose on POLYAIR team members a discretionary blackout period.

                  (ii) During the regularly scheduled blackout periods, the affected Blacked-out Employees cannot:

                           (a) trade in any shares or debt securities of POLYAIR
or any other Reporting Issuers; and

                           (b) exercise stock options.

                  (iii) During a discretionary blackout period, the affected Blacked-out Employees cannot trade in the securities specified in the blackout notice.

                  (iv) Notwithstanding the above prohibitions, Blacked-out Employees may exercise options during a blackout period, only if all of the following conditions are met:

                           (a) the options will expire during the blackout
period;

                           (b) the options are in-the-money at the time of exercise;

                           (c)      the Blacked-out Employee is not in
                                    possession of any Material Information that has not been generally disclosed, be it Material Information that is the cause of the blackout period or any other Material Information;

                           (d) the Blacked-out Employee has delivered written notice to the Corporate Secretary of his or her intent to exercise options at least three business days prior to such exercise and at the same time delivers a written acknowledgement confirming that the above conditions have been met and that he or she will not trade the shares received on exercise of the options until such time that:

                                    (i) the blackout period has expired; and

                                    (ii)    the Blacked-out Employee is not
                                            otherwise subject to another
                                            blackout period or prohibited by law
                                            from trading in such shares.

         (c)      Exception for Blacked-out Employees

                  (i) Please note that:

          - By virtue of the condition set out in paragraph 3.2(b)(iv)(c) above, Blacked-out Employees will not be entitled to use this exception if they do possess any undisclosed Material Information at the time they wish to exercise their options during the blackout period; and

          - Blacked-out Employees may, as a result of paragraph 3.2(b)(iv)(d)(ii) above, be prevented from trading in shares received on exercise of the options for a period that extends beyond the expiry of the blackout period during which they exercised such options.

                  (ii) Notwithstanding any of the prohibitions contained in this section 3.2, the President may, at his or her discretion, waive the prohibitions contained in this section in exceptional circumstances, provided that the POLYAIR team member seeking the waiver does not have any undisclosed Material Information and that making such an exception would not violate any applicable securities laws. The President will report any such waivers to the Corporate Governance Committee at the next regularly scheduled meeting of the Corporate Governance Committee.

3.3      Potential Civil and Criminal Penalties

         The consequences of prohibited insider trading, tipping or a failure to file an insider report where required on a timely basis can be severe and may include dismissal, fines, and criminal sanctions.



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                                 Insider Trading
                              Quick reference list



DO NOT TRADE IN SECURITIES OF POLYAIR OR OF ANOTHER PUBLIC COMPANY WHEN YOU:

          - know Material Information about POLYAIR which has not been generally disclosed and disseminated to the public

          - know Material Information about another public company which has not been generally disclosed and disseminated to the public and you learned of such Material Information because of your business or dealings with POLYAIR

          - have received notice from the Corporate Secretary or his/her designee that you are subject to a blackout period

          - have received any other notice from the Corporate Secretary's office that you cannot trade in securities



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                                   Schedule A

Except from s. 4.3 of National Policy 51-201: Examples of Potentially Material Information

The following are examples of information that would be Material Information if they result in, or would reasonably be expected to result in, a significant change in the market price or value of any of the listed securities of Polyair Inter Pack Inc.

          -    Changes in share ownership that may affect control of a company

          -    Major reorganizations, amalgamations or mergers

          -    Takeover bids, issuer bids or insider bids

          -    Public or private sale of additional securities

          -    Planned repurchases or redemptions of securities

          -    Planned splits of common shares

          -    Changes in a company's dividend payments or policies

          -    Material modification to rights of security holders

          -    A  significant   increase  or  decrease  in  near-term   earnings
               prospects

          -    Unexpected changes in financial results for any periods

          -    Changes in the value or composition of a company's assets

          - Any development that affects the company's technology, products or markets

          - Major labour disputes or disputes with major contractors or suppliers

          - Significant new contracts, products, patents or services or significant losses of contracts or business

          -    The   commencement   of,  or  developments   in,  material  legal
               proceedings or regulatory matters

          - Significant acquisitions or dispositions of assets, property or joint venture interests

          -    The borrowing or lending of a significant amount of money

          -    Any mortgaging or encumbering of a company's assets

          -    Changes  in  rating  agency  decisions   Significant  new  credit
               arrangements